Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen Weeks and Thirty-nine Weeks Ended September 29, 2012

Warren, MI – October 25, 2012 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen weeks and thirty-nine weeks ended September 29, 2012.

Universal Truckload Services, Inc. is a leading asset-light provider of transportation services to customers throughout the United States and in the Canadian provinces of Ontario and Quebec. Our trucking services include flatbed and dry van operations, and rail-truck and steamship-truck intermodal support services. We also offer brokerage services, which allows us to supplement our capacity and provide our customers with freight transportation by using third party capacity, as well as full service international freight forwarding and customs house brokerage services. Following our acquisition of LINC Logistics Company on October 1, 2012, we have increased the scope of our service offerings by adding a leading provider of custom-developed third-party logistics solutions with operations in the United States, Canada and Mexico. Our value-added logistics services now include material handling and consolidation, sequencing and sub-assembling, kitting and repacking, and returnable container management. The financial and operating results presented below do not include that of LINC Logistics Company.

For the thirteen weeks ended September 29, 2012, operating revenues decreased 2.3%, or $4.2 million, to $183.3 million from $187.5 million for the thirteen weeks ended October 1, 2011, and our operating ratio increased 20 basis points to 95.7% for the thirteen weeks ended September 29, 2012 from 95.5% for the thirteen weeks ended October 1, 2011. Included in operating revenues are fuel surcharges of $23.0 million and $23.3 million for the thirteen weeks ended September 29, 2012 and October 1, 2011, respectively. Income from operations decreased by 7.4%, or $0.6 million, to $7.8 million for the thirteen weeks ended September 29, 2012 from $8.4 million for the thirteen weeks ended October 1, 2011, and net income increased by $0.1 million, to $5.5 million, or $0.36 per basic and diluted share, for the thirteen weeks ended September 29, 2012, from $5.4 million, or $0.35 per basic and diluted share, for the thirteen weeks ended October 1, 2011. Included in net income for the thirteen weeks ended September 29, 2012 were $0.6 million, or $0.04 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale.

Universal’s truckload revenue for the thirteen weeks ended September 29, 2012 decreased by 2.4% to $108.2 million from $110.9 million in the corresponding period of 2011. Brokerage revenue for the thirteen weeks ended September 29, 2012 decreased by 9.3% to $44.0 million from $48.6 million in the corresponding period of 2011. Intermodal revenue for the thirteen weeks ended September 29, 2012 increased by 10.6% to $31.0 million from $28.1 million in the corresponding period of 2011. Included in intermodal revenue for the thirteen weeks ended September 29, 2012 is $2.1 million of revenue from our acquisition completed in the second quarter of 2012.

For the thirty-nine weeks ended September 29, 2012, operating revenues increased 3.6%, or $19.1 million, to $544.2 million from $525.1 million for the thirty-nine weeks ended October 1, 2011, and our operating ratio improved 30 basis points to 96.2% for the thirty-nine weeks ended September 29, 2012 from 96.5% for the thirty-nine weeks ended October 1, 2011. Included in operating revenues are fuel surcharges of $69.3 million and $66.2 million for the thirty-nine weeks ended September 29, 2012 and October 1, 2011, respectively. Income from operations increased by 12.6%, or $2.3 million, to $20.7 million for the thirty-nine weeks ended September 29, 2012 from $18.4 million for the thirty-nine weeks ended October 1, 2011, and net income increased by $1.8 million, to $14.1 million, or $0.91 per basic and diluted share, for the thirty-nine weeks ended September 29, 2012, from $12.3 million, or $0.79 per basic and diluted share, for the thirty-nine weeks ended October 1, 2011. Included in net income for the thirty-nine weeks ended September 29, 2012 were $1.2 million, or $0.08 per basic and diluted share, of after-tax gains on the sales of marketable securities classified as available for sale compared to $0.6 million, or $0.04 per basic and diluted share, for the thirty-nine weeks ended October 1, 2011.

Universal’s truckload revenue for the thirty-nine weeks ended September 29, 2012 increased by 1.0% to $322.3 million from $319.0 million in the corresponding period of 2011. Included in truckload revenue for the thirty-nine weeks ended September 29, 2012 is $1.3 million of revenue from our acquisition completed in the first quarter of 2011. Brokerage revenue for the thirty-nine weeks ended September 29, 2012 increased by 7.0% to $136.5 million from $127.6 million in the corresponding period of 2011. Included in brokerage revenue for the thirty-nine weeks ended September 29, 2012 is $0.7 million of revenue from our acquisition completed in the first quarter of 2011. Intermodal revenue for the thirty-nine weeks ended September 29, 2012 increased by 8.7% to $85.4 million from $78.6 million in the corresponding period of 2011. Included in intermodal revenue for the thirty-nine weeks ended September 29, 2012 is $3.2 million of revenue from our acquisition completed in the second quarter of 2012.

“While our earnings were negatively impacted in the third quarter by persistently weak economic headwinds, we remain confident in our long-term strategy,” stated Don Cochran, Universal’s President and CEO. “We continue to develop and diversify our service offerings to an expanding customer base through strategic acquisitions that should add value to all of our operating units’.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

* * * * * * * * * * * * * * *

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Operating revenues:
Truckload	$108,241	$110,896	$322,342	$319,007
Brokerage	44,048	48,588	136,463	127,558
Intermodal	31,032	28,062	85,419	78,572

Total operating revenues	183,321	187,546	544,224	525,137

Operating expenses:
Purchased transportation	140,021	144,413	416,894	404,503
Commissions expense	10,527	10,974	31,152	31,555
Other operating expense	3,895	3,519	12,138	10,458
Selling, general, and administrative	13,923	13,116	42,180	39,062
Insurance and claims	4,181	4,155	12,231	12,481
Depreciation and amortization	2,977	2,947	8,943	8,715

Total operating expenses	175,524	179,124	523,538	506,774

Income from operations	7,797	8,422	20,686	18,363
Interest income, net	6	4	19	48
Other non-operating income	1,186	233	2,359	1,391

Income before provision for income taxes	8,989	8,659	23,064	19,802
Provision for income taxes	3,477	3,224	8,956	7,533

Net income	$5,512	$5,435	$14,108	$12,269

Earnings per common share:
Basic	$0.36	$0.35	$0.91	$0.79
Diluted	$0.36	$0.35	$0.91	$0.79
Weighted average number of common shares outstanding:
Basic	15,491	15,574	15,507	15,607
Diluted	15,491	15,574	15,507	15,607
Dividends paid per common share:	$—	$1.00	$1.00	$1.00

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 29, 2012	December 31, 2011
Assets
Cash and cash equivalents	$214	$878
Marketable securities	11,167	16,059
Accounts receivable – net	81,275	74,776
Other current assets	37,311	29,881

Total current assets	129,967	121,594
Property and equipment – net	93,884	89,985
Other long-term assets – net	31,809	29,619

Total assets	$255,660	$241,198

Liabilities and shareholders’ equity
Total current liabilities	$83,431	$67,904
Total long-term liabilities	12,816	11,158

Total liabilities	96,247	79,062
Total shareholders’ equity	159,413	162,136

Total liabilities and shareholders’ equity	$255,660	$241,198

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Average number of tractors provided by owner-operators
Truckload	2,493	2,531	2,445	2,478
Intermodal	721	674	676	668

Total	3,214	3,205	3,121	3,146

Truckload Revenues:
Average operating revenues per loaded mile	$3.27	$3.10	$3.18	$2.93
Average operating revenues per loaded mile, excluding fuel surcharges	$2.74	$2.57	$2.64	$2.43
Average operating revenues per load	$1,143	$1,137	$1,125	$1,093
Average operating revenues per load, excluding fuel surcharges	$958	$944	$935	$910
Average length of haul (2)	350	367	354	374
Number of loads	94,694	97,513	286,633	291,902

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.51	$2.49	$2.54	$2.38
Average operating revenues per load (1)	$1,448	$1,455	$1,446	$1,393
Average length of haul (1) (2)	576	585	570	586
Number of loads (1)	27,106	30,236	84,232	82,529

Intermodal Revenues:
Drayage (in thousands)	$26,199	$25,592	$71,909	$71,108
Domestic Intermodal (in thousands)	$1,975	$—	$5,322	—
Depot (in thousands)	$2,858	$2,470	$8,188	$7,464

Total (in thousands)	$31,032	$28,062	$85,419	$78,572

Average operating revenues per loaded mile (3)	$4.33	$4.29	$4.37	$4.18
Average operating revenues per loaded mile, excluding fuel surcharges (3)	$3.49	$3.53	$3.52	$3.44
Average operating revenues per load (3)	$320	$318	$302	$314
Average operating revenues per load, excluding fuel surcharges (3)	$258	$262	$244	$258
Number of loads (3)	81,956	80,486	237,799	226,527

(1)	Excludes operating data from Universal Logistics Solutions, Inc., and D. Kratt International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.
(3)	Excludes operating data from Universal Logistics Solutions, Inc., in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.